Exhibit 99.1

vTv Therapeutics Announces Investment by CinRx Pharma

HIGH POINT, N.C.—(GLOBE NEWSWIRE)—July 25, 2022 — vTv Therapeutics Inc. (Nasdaq: VTVT) today announced entry into agreements that include a $10 million investment by CinPax, LLC (“CinPax”), a subsidiary of CinRx Pharma, LLC (“CinRx”). Under the terms of the agreements, CinPax acquired 4,154,549 shares of Class A Common Stock of vTv at an issue price of approximately $2.41 per share, with $6 million paid in cash at closing, and the remaining amount of $4 million payable on November 22, 2022. The agreements also provide for the issuance of 1.2 million warrants to CinRx to acquire additional shares of Class A Common Stock that become exercisable upon agreed vesting triggers (including FDA approval of TTP399 (“FDA Approval”)). In addition to the investment, the agreements set forth the terms under which vTv will leverage the CinRx team’s industry experience to collaborate on the oversight of the clinical trials for pharmaceutical products that contain TTP399.

“We have been hard at work on TTP399 since obtaining Breakthrough Therapy Designation from the FDA in April 2021 and are thrilled to welcome another partner to work with us to accelerate the development and potential approval and commercialization of this treatment. In addition to the $10 million investment, the CinRx team brings exceptional industry experience in developing therapeutics. On top of last month’s announcement of G42 Healthcare’s $25 million investment into vTv, this investment provides additional funding towards our Phase 3 clinical trials for TTP399,” said Rich Nelson, Interim Chief Executive Officer of vTv.

Dr. Jon Isaacsohn, Chief Executive Officer of CinRx, who has been involved in the clinical development of countless therapeutics, is expected to join the vTv Board of Directors. Dr. Isaacsohn noted “CinRx values the new partnership with the team at vTv. We believe that TTP399 has the potential to reduce the frequency of hypoglycemic events in type 1 diabetics, thus easing the burden of managing their disease and allowing for tighter long-term diabetic control.”

A more detailed description of the agreements is set forth in vTv’s Current Report on Form 8-K filed with the SEC. The Common Stock and Warrant Purchase Agreement is attached to the Current Report on Form 8-K.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor will there be any sale of these securities in any jurisdiction in which such offer solicitation or sale are unlawful prior to registration or qualification under securities laws of any such jurisdiction.

About TTP399

TTP399 is a novel, oral, small molecule, liver selective glucokinase activator being developed as a potential adjunct therapy to insulin in patients with type 1 diabetes. In a recent Phase 2 clinical trial, TTP399 showed a 40% reduction in hypoglycemic episodes compared to placebo. In April 2021, the FDA granted Breakthrough Therapy designation to TTP399 for the treatment of type 1 diabetes. This past October, vTv announced results of a mechanistic study of TTP399 in patients with type 1 diabetes demonstrating no increased risk of ketoacidosis. TTP399 has now been tested in almost 600 subjects. TTP399 is still in the development phase; the FDA has not reviewed or approved TTP399 for use in the United States, and a Breakthrough Therapy designation does not mean a product has been, or will be, approved for use in the United States.

About vTv Therapeutics

vTv Therapeutics Inc. is a clinical stage biopharmaceutical company focused on developing oral, small molecule drug candidates. vTv has a pipeline of clinical drug candidates led by programs for the treatment of type 1 diabetes and cystic fibrosis related diabetes. vTv’s development partners are pursuing additional indications in type 2 diabetes, chronic obstructive pulmonary disease, renal disease, primary mitochondrial myopathy, and pancreatic cancer.

About CinRx Pharma

CinRx Pharma is a biotechnology company that leverages its team’s exceptional industry experience to develop therapeutics in a novel way that meets the modern paradigm of drug development. CinRx acquires compounds from multiple sources, as well as partners with other biotechnology companies, to invest in and develop innovative products that will transform the lives of patients. With its broad preclinical, clinical pharmacology, medical, biostatistical and regulatory expertise, CinRx accelerates drug development programs to help achieve marketing approval or bring about a successful commercial exit. For more information, please visit www.CinRx.com.

About Dr. Isaacsohn

Dr. Jon Isaacsohn has served as Chief Executive Officer of CinRx Pharma since founding the company in 2015 and serves as a member of the company’s board of directors. During his career, Jon has been involved in developing multiple drugs from protocol design to global submission in various therapeutic areas. Prior to founding CinRx Pharma in 2015, Jon served as Chief Medical Officer for Teva Pharmaceuticals where he was responsible for developing Teva’s specialty drugs. Jon also served as Executive Vice President, Head of Medical & Regulatory Affairs at Medpace, a global leader in research-based drug and device development, for nearly 15 years.

He trained in Internal Medicine and Cardiology at Harvard Medical School and was a member of the cardiology faculty at Yale Medical School. Jon is also a co-founder of the Metabolic & Atherosclerosis Research Center in Cincinnati, Ohio, U.S.A.

Forward-Looking Statements

This release contains forward-looking statements, which involve risks and uncertainties, including statements regarding the potential grant of the FDA Approval. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this release, including statements regarding the agreements and transactions described in this release are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors, including the risk that the FDA Approval is not received on a timely basis or at all, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include those described under the heading “Risk Factors” in our Annual Report on Form 10-K and our other filings with the SEC. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this release. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

Contacts:	vTv: Katie Larch / Robert Flamm, Ph.D. Burns McClellan, Inc. klarch@burnsmc.com / rflamm@burnsmc.com

CinRx: jwesterheide@cinrx.com